Exhibit 4.6

ZORAN CORPORATION

AMENDED AND RESTATED

1995 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Through April 19, 2006)

1.             Establishment, Purpose and Term of Plan.

1.1           Establishment.  The Zoran Corporation 1995 Employee Stock Purchase Plan was initially established effective December 14, 1995 (the “Effective Date”), the effective date of the initial registration by the Company of its Stock under Section 12 of the Exchange Act (the “Initial Plan”).  The Initial Plan was amended and restated in its entirety as the Zoran Corporation Amended and Restated 1995 Employee Stock Purchase Plan (the “Plan”) effective as of the date of commencement of the first Offering under the Plan following approval of the Plan by the stockholders of the Company on June 6, 1996.

1.2           Purpose.  The purpose of the Plan to provide Eligible Employees of the Participating Company Group with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock.  The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3           Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued.

2.             Definitions and Construction.

2.1           Definitions.  Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)           “Board” means the Board of Directors of the Company.  If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(b)           “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c)           “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.  Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(d)           “Company” means Zoran Corporation, a Delaware corporation, or any successor corporation thereto.

(e)           “Compensation” means, with respect to an Offering Period under the Plan, all amounts paid in cash in the form of base salary during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code.  Compensation shall not include commissions, overtime, bonuses, annual awards, other incentive payments, shift premiums, reimbursements of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan.

(f)            “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(g)           “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company and for purposes of Section 423 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)            “Fair Market Value” means, as of any date, if there is then a public market for the Stock, the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so reported instead) as reported on the National Association of Securities Dealers Automated Quotation (“NASDAQ”) System, the NASDAQ National Market System or such other national or regional securities exchange or market system constituting the primary market for the Stock.  If the relevant date does not fall on a day on which the Stock is trading on NASDAQ, the NASDAQ National Market System or other national or regional securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion.  If there is then no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Board without regard to any restriction other than a restriction which, by its terms, will never lapse.  Notwithstanding the foregoing, the Fair Market Value per share of Stock on the Effective Date shall be deemed to be the public offering price set forth in the final prospectus filed with the Securities and Exchange Commission in connection with the initial public offering of the Stock.

(j)            “Offering” means an offering of Stock as provided in Section 6.

(k)           “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(l)            “Offering Period” means a period determined in accordance with Section 6.1.

(m)          “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(n)           “Participant” means an Eligible Employee participating in the Plan.

(o)           “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation which the Board determines should be included in the Plan.  The Board shall have the sole and absolute discretion to determine from time to time what Parent Corporations or Subsidiary Corporations shall be Participating Companies.

(p)           “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(q)           “Purchase Date” means, for any Purchase Period, the last day of such Purchase Period.

(r)            “Purchase Period” means a period determined in accordance with Section 6.2.

(s)           “Purchase Price” means the price at which a share of Stock may be purchased pursuant to the Plan, as determined in accordance with Section 9.

(t)            “Purchase Right”  means an option pursuant to the Plan to purchase such shares of Stock as provided in Section 8 which may or may not be exercised during an Offering Period.  Such option arises from the right of a Participant to withdraw such Participant’s accumulated payroll deductions not previously applied to the purchase of Stock under the Plan (if any) and terminate participation in the Plan or any Offering therein at any time during an Offering Period.

(u)           “Stock” means the common stock, par value $0.001, of the Company, as adjusted from time to time in accordance with Section 4.2.

(v)           “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2           Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and use of the term “or” shall include the conjunctive as well as the disjunctive.

3.             Administration.  The Plan shall be administered by the Board, including any duly appointed Committee of the Board.  All questions of interpretation of the Plan or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or such Purchase Right.  Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.  All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4.             Shares Subject to Plan.

4.1           Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be four million two hundred twenty-five thousand (4,225,000) and shall consist of authorized but unissued or reacquired shares of the Stock, or any combination thereof.  If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

4.2           Adjustments for Changes in Capital Structure.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares subject to the Plan, to the Offering Share Limit set forth in Section 8.1 and to each Purchase Right and in the Purchase Price.

5.             Eligibility.

5.1           Employees Eligible to Participate.  Any Employee of a Participating Company is eligible to participate in the Plan except the following:

(a)           Employees who are customarily employed by the Participating Company Group for twenty (20) hours or less per week;

(b)           Employees who are customarily employed by the Participating Company Group for not more than five (5) months in any calendar year; and

(c)           Employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation within the meaning of Section 423(b)(3) of the Code.

5.2           Leased Employees Excluded.  Notwithstanding anything herein to the contrary, any individual performing services for a Participating Company solely through a leasing agency or employment agency shall not be deemed an “Employee” of such Participating Company.

6.             Offerings.

6.1           Offering Periods.  Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of approximately twenty-four (24) months duration (an “Offering Period”); provided, however that the first Offering Period shall commence on the Effective Date and end on October 31, 1997 (the “Initial Offering Period”).  Subsequent Offerings shall commence on the first days of May and November of each year and end on the last days of the second April and October, respectively, occurring thereafter.  Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings or different commencing or ending dates for such Offerings; provided, however, that no Offering may exceed a term of twenty-seven (27) months.  An Employee who becomes an Eligible Employee after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering provided such Employee is still an Eligible Employee as of the commencement of any such subsequent Offering.  Eligible Employees may not participate in more than one Offering at a time.  In the event the first or last day of an Offering Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Offering Period.

6.2           Purchase Periods.  Each Offering Period shall consist of four (4) consecutive purchase periods of approximately six (6) months duration (individually, a “Purchase Period”).  The Purchase Period commencing on the Offering Date of the Initial Offering Period shall end on April 30, 1996.  A Purchase Period commencing on the first day of May shall end on the last day of the next following October.  A Purchase Period commencing on the first day of November shall end on the last day of the next following April.  Notwithstanding the foregoing, the Board may establish a different term for one or more Purchase Periods or different commencing or ending dates for such Purchase Periods.  In the event the first or last day of a Purchase Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Purchase Period.

6.3           Governmental Approval; Stockholder Approval.  Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to (a) obtaining all necessary governmental approvals or qualifications of the sale or issuance of the Purchase Rights or the shares of Stock and (b) obtaining stockholder approval of the Plan.  Notwithstanding the foregoing, stockholder approval shall not be necessary in order to grant any Purchase Right granted in the Plan’s Initial Offering Period; provided, however, that the exercise of any such Purchase Right shall be subject to obtaining stockholder approval of the Plan.

7.             Participation in the Plan.

7.1           Initial Participation.  An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements of Section 5 and delivering to the Company’s payroll office or other office designated by the Company not later than the close of business for such office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the Employee’s election to participate in the Plan and authorizing payroll deductions.  An Eligible Employee who does not deliver a subscription agreement to the Company’s payroll or other designated office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period.  The Company may, from time to time, change the Subscription Date as deemed advisable by the Company in its sole discretion for proper administration of the Plan.

7.2           Continued Participation.  A Participant shall automatically participate in the Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates until such time as such Participant (a) ceases to be an Eligible Employee, (b) withdraws from the Plan pursuant to Section 13.2 or (c) terminates employment as provided in Section 14.  If a Participant automatically may participate in a subsequent Offering Period pursuant to this Section 7.2, then the Participant is not required to file any additional subscription agreement for such subsequent Offering Period in order to continue participation in the Plan.   However, a Participant may file a subscription agreement with respect to a subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

8.             Right to Purchase Shares.

8.1           Purchase Right.  Except as set forth below, during an Offering Period each Participant in such Offering Period shall have a Purchase Right consisting of the right to purchase that number of whole shares of Stock arrived at by dividing Fifty Thousand Dollars ($50,000) by the Fair Market Value of a share of Stock on the Offering Date of such Offering Period; provided, however, that such number shall not exceed 7,500 shares (the “Offering Share Limit”).  Shares of Stock may only be purchased through a Participant’s payroll deductions pursuant to Section 10.

8.2           Pro Rata Adjustment of Purchase Right.  Notwithstanding the foregoing, if the Board shall establish an Offering Period of less than twenty-three and one-half (23½) months in duration or more than twenty-four and one-half (24½) months in duration, (a) the dollar amount in Section 8.1 shall be determined by multiplying $2,083.33 by the number of months in the Offering Period and rounding to the nearest whole dollar, and (b) the Offering Share Limit shall be determined by multiplying 312.5 shares by the number of months in the Offering Period and rounding to the nearest whole share.  For purposes of the preceding sentence, fractional months shall be rounded to the nearest whole month.

9.             Purchase Price.  The Purchase Price at which each share of Stock may be acquired in a given Offering Period pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan shall be set by the Board; provided, however, that the Purchase Price shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date of the Offering Period.  Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date of the Offering Period.

10.           Accumulation of Purchase Price through Payroll Deduction.  Shares of Stock which are acquired pursuant to the exercise of all or any portion of a Purchase Right for an Offering Period may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period.  Except as set forth below, the amount of Compensation to be deducted from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement.

10.1         Commencement of Payroll Deductions.  Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

10.2         Limitations on Payroll Deductions.  The amount of payroll deductions with respect to the Plan for any Participant during any pay period shall be in one percent (1%) increments not to exceed ten percent (10%) of the Participant’s Compensation for such pay period.  Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of a future Offering Date, as determined by the Board.  Amounts deducted from Compensation shall be reduced by any amounts contributed by the Participant and applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under Section 423 of the Code.

10.3         Election to Change or Stop Payroll Deductions.  During an Offering Period, a Participant may elect to increase or decrease the amount deducted or stop deductions from his or her Compensation by filing an amended subscription agreement with the Company on or before the “Change Notice Date.”  The “Change Notice Date” shall initially be the seventh (7th) day prior to the end of the first pay period for which such election is to be effective; however, the Company may change such Change Notice Date from time to time.  A Participant who elects to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period unless such Participant subsequently withdraws from the Offering or the Plan as provided in Sections 13.1 and 13.2, respectively, or is automatically withdrawn from the Offering as provided in Section 13.4.

10.4         Participant Accounts.  Individual Plan accounts shall be maintained for each Participant.  All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company.  All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

10.5         No Interest Paid.  Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.

10.6         Company Established Procedures.  The Company may, from time to time, establish or change (a) a minimum required payroll deduction amount for participation in an Offering, (a) limitations on the frequency or number of changes in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (d) payroll deduction in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, (e) the date(s) and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, or (vi) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code.

11.           Purchase of Shares.

11.1         Exercise of Purchase Right.  On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right.  No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

11.2         Return of Cash Balance.  Any cash balance remaining in the Participant’s Plan account shall be refunded to the Participant as soon as practicable after the Purchase Date.  In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole share of Stock, the Company may establish procedures whereby such cash is maintained in the Participant’s Plan account and applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.

11.3         Tax Withholding.  At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively.  The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.4         Expiration of Purchase Right.  Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

12.           Limitations on Purchase of Shares; Rights as a Stockholder.

12.1         Fair Market Value Limitation.  Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase shares of Stock under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of Section 423 of the Code sponsored by the Company or a Parent Corporation or Subsidiary Corporation) at a rate which exceeds $25,000 in Fair Market Value, which Fair Market Value is determined for shares purchased during a given Offering Period as of the Offering Date for such Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which the Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

12.2         Pro Rata Allocation.  In the event the number of shares of Stock which might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

12.3         Rights as a Stockholder and Employee.  A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a stock certificate for the shares of Stock being purchased pursuant to the exercise of the Participant’s Purchase Right.  No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.  Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

13.           Withdrawal.

13.1         Withdrawal From an Offering.  A Participant may withdraw from an Offering by signing and delivering to the Company’s payroll or other designated office a written notice of withdrawal on a form provided by the Company for such purpose.  Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, if a Participant withdraws after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date.  Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein.  By withdrawing from an Offering effective as of the close of a given Purchase Date, a Participant may have shares of Stock purchased on such Purchase Date and immediately commence participation in the new Offering commencing immediately after such Purchase Date.  A Participant is prohibited from again participating in an Offering at any time following withdrawal from such Offering.  The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office or other designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from an Offering.

13.2         Withdrawal from the Plan.  A Participant may withdraw from the Plan by signing and delivering to the Company’s payroll office or other designated office a written notice of withdrawal on a form provided by the Company for such purpose.  Withdrawals made after a Purchase Date shall not affect shares of Stock acquired by the Participant on such Purchase Date.  In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the requirements of Sections 5 and 7.1.  The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office or other designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from the Plan.

13.3         Return of Payroll Deductions.  Upon a Participant’s withdrawal from an Offering or the Plan pursuant to Sections 13.1 or 13.2, respectively, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock shall be returned as soon as practicable after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s interest in the Offering or the Plan, as applicable, shall terminate.  Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

13.4         Automatic Withdrawal From an Offering.  If the Fair Market Value of a share of Stock on a Purchase Date of an Offering (other than the final Purchase Date of such Offering) is less than the Fair Market Value of a share of Stock on the Offering Date for such Offering, then every Participant shall automatically (a) be withdrawn from such Offering at the close of such Purchase Date and after the acquisition of shares of Stock for such Purchase Period and (b) be enrolled in the Offering commencing on the first business day subsequent to such Purchase Period.  A Participant may elect not to be automatically withdrawn from an Offering Period pursuant to this Section 13.4 by delivering to the Company not later than the close of business on the last day before the Purchase Date a written notice indicating such election.

13.5         Waiver of Withdrawal Right.  The Company may, from time to time, establish a procedure pursuant to which a Participant may elect, at least six (6) months prior to a Purchase Date, to have all payroll deductions accumulated in his or her Plan account as of such Purchase Date applied to purchase shares of Stock under the Plan, and (a) to waive his or her right to withdraw from the Offering or the Plan and (b) to waive his or her right to increase, decrease, or cease payroll deductions under the Plan from his or her Compensation during the Purchase Period ending on such Purchase Date.  Such election shall be made in writing on a form provided by the Company for such purpose and must be delivered to the Company not later than the close of business on the day preceding the date which is six (6) months before the Purchase Date for which such election is to first be effective.

14.           Termination of Employment or Eligibility.  Termination of a Participant’s employment with the Company for any reason, including retirement, disability or death or the failure of a Participant to remain an Eligible Employee, shall terminate the Participant’s participation in the Plan immediately.  In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate.  Interest shall not be paid on sums returned to a Participant pursuant to this Section 14.  A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

15.           Transfer of Control.

15.1         Definitions.

(a)           An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b)           A “Transfer of Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.  The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

15.2         Effect of Transfer of Control on Purchase Rights.  In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan or substitute substantially equivalent Purchase Rights for stock of the Acquiring Corporation.  If the Acquiring Corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may, in its sole discretion and notwithstanding any other provision herein to the contrary, adjust the Purchase Date of the then current Purchase

Period to a date on or before the date of the Transfer of Control, but shall not adjust the number of shares of Stock subject to any Purchase Right.  All Purchase Rights which are neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control.  Notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Purchase Rights immediately prior to an Ownership Change Event described in Section 15.1(a)(i) constituting a Transfer of Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Purchase Rights shall not terminate unless the Board otherwise provides in its sole discretion.

16.           Nontransferability of Purchase Rights.  A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.  The Company, in its absolute discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of a Purchase Right as it deems appropriate and any such restriction shall be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such shares.

17.           Reports.  Each Participant who exercised all or part of his or her Purchase Right for a Purchase Period shall receive, as soon as practicable after the Purchase Date of such Purchase Period, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s Plan account pursuant to Section 11.2, if any.  Each Participant shall be provided information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.           Restriction on Issuance of Shares.  The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of foreign, federal or state law with respect to such securities.  A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable foreign, federal or state securities laws or other law or regulations.  In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

19.           Legends.  The Company may at any time place legends or other identifying symbols referencing any applicable foreign, federal or state securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.  Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION

IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF MADE ON OR BEFORE               , 19  .  THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE.”

20.           Notification of Sale of Shares.  The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right.  The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (and not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence.  The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

21.           Amendment or Termination of the Plan.  The Board may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Board and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule.  In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Board as Participating Companies.  Notwithstanding the foregoing, in the event that the Board determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company as a result of a change after April 21, 2004 in the generally accepted accounting principles applicable to the Plan, the Board may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress which commenced on or after April 21, 2004: (a) terminate the Plan or any Offering Period, (b) accelerate the Purchase Date of any Offering Period, (c) reduce the discount applicable in determining the Purchase Price of any Offering Period, (d) reduce the maximum number of shares of Stock that may be purchased in any Offering Period or (e) take any combination of the foregoing actions.

22.           Continuation of Initial Plan as to Outstanding Purchase Rights.  Any other provision of the Plan to the contrary notwithstanding, the terms of the Initial Plan shall remain in effect and apply to all Purchase Rights granted pursuant to the Initial Plan.

ZORAN CORPORATION

1995 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

☐                                    Original Application for participation commencing with the Offering Period beginning                                                   , 200    .

☐                                    Change in Percentage of Payroll Deductions effective with the pay period ending                                                   , 200    .

I hereby elect to participate in the 1995 Employee Stock Purchase Plan (the “Plan”) of Zoran Corporation (the “Company”) and subscribe to purchase shares of the Company’s common stock as determined in accordance with the terms of the Plan.

I hereby authorize payroll deductions in the amount of               percent (in 1% increments not to exceed 10%) of my “Compensation” (as defined in the Plan) from each paycheck throughout the “Offering Period” (as defined in the Plan) in accordance with the terms of the Plan.  I understand that these payroll deductions will be accumulated for the purchase of shares of common stock of the Company at the applicable purchase price determined in accordance with the Plan.  I further understand that, except as otherwise set forth in the Plan, shares will be purchased for me automatically on the last day of each Purchase Period unless I withdraw from the Plan or from the Offering by giving written notice to the Company or unless I terminate employment.

I further understand that I will automatically participate in each subsequent Offering which commences immediately after the last day of an Offering in which I am participating under the Plan until such time as I file with the Company a notice of withdrawal from the Plan on such form as may be established from time to time by the Company or I terminate employment.

Shares purchased for me under the Plan should be issued in the name set forth below.  (I understand that shares may be issued either in my name alone or together with my spouse as community property or in joint tenancy.)

NAME:

ADDRESS:

MY SOCIAL SECURITY NUMBER:

I hereby authorize withholding from my compensation in order to satisfy the foreign, federal, state and local tax withholding obligations, if any, which may arise upon my purchase of shares under the Plan and/or upon my disposition of shares I acquired under the Plan.  I hereby agree that until I dispose of the shares, unless otherwise permitted by the Company, I will hold all shares I acquire under the Plan in the name entered above (and not in the name of any nominee) for at least two (2) years from the first day of the Offering Period in which, and at least one (1) year from the Purchase Date on which, I acquired such shares.  I further agree that I will promptly notify the Chief Financial Officer of the Company in writing of any transfer of such shares prior to the end of the periods referred to in the preceding sentence.

I am familiar with the provisions of the Plan and hereby agree to participate in the Plan subject to all of the provisions thereof.  I understand that the Board of Directors of the Company reserves the right to amend the Plan and my right to purchase stock under the Plan as may be necessary to qualify the Plan as an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code of 1986, as amended, or to obtain qualification or registration of the Company’s common stock to be issued out of the Plan under applicable foreign, federal and state securities laws.  I understand that the effectiveness of this subscription agreement is dependent upon my eligibility to participate in the Plan.

Date:	Signature:

Name Printed:

ZORAN CORPORATION

1995 EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)
ENROLLMENT/CHANGE NOTICE/WITHDRAWAL FORM

SECTION 1	Action		Complete Sections:
ACTION	☐	New Enrollment	2, 3, 7 and attached Subscription Agreement
	☐	Change Payroll Deduction Rate	2, 4, 7
	☐	Terminate Payroll Deductions Only	2, 5, 7
	☐	Withdraw from ESPP	2, 6, 7

SECTION 2	Name
PERSONNEL DATA	Last	First	MI	Location

Home Address
Street

	City	State	Zip Code
EE#

SECTION 3	Effective with the Offering Period Beginning:		I elect a Payroll Deduction Rate of % of my Compensation* per pay period.

NEW ENROLLMENT	☐	First business day of May	* Must be a multiple of 1% up to a maximum of 10% of Compensation (as defined by the ESPP).

	☐	First business day of November

SECTION 4	Effective with the Pay Period Beginning:		I elect a Payroll Deduction Rate of % of my Compensation* per pay period.
CHANGE
PAYROLL DEDUCTIONS		Month, Day and Year	* Must be a multiple of 1% up to a maximum of 10% of Compensation (as defined by the ESPP).

NOTE:

You may reduce your payroll deduction rate once per 6-month Purchase Period to become effective as soon as possible following the filing of this change notice.  You may not increase your payroll deduction rate during your enrollment in an Offering Period.

SECTION 5	Effective with the Pay Period Beginning:

I elect to terminate my payroll deductions under the ESPP (i.e., reduce my payroll deduction rate to 0%) effective as soon as possible following the filing of this change notice.  I understand that by making this election, I will remain a participant in the current Offering Period and I will not receive a refund of my ESPP account balance, which will be applied to the purchase of shares on the next Purchase Date, unless I withdraw from the ESPP.

TERMINATE
PAYROLL DEDUCTIONS ONLY		Month, Day and Year

NOTE:

If your employment terminates for any reason or you become ineligible to participate in the ESPP, you will immediately cease to participate in the ESPP, and your ESPP account balance will automatically be refunded to you.

SECTION 6

I elect to terminate my payroll deductions under the ESPP effective as soon as possible following the filing of this change notice.  I have indicated below whether I wish to immediately terminate my participation in the ESPP and to have my accumulated ESPP account balance refunded to me as soon as practicable or to have my accumulated ESPP account balance applied to the purchase of shares on the next Purchase Date and immediately thereafter to terminate my participation in the ESPP.

WITHDRAW FROM ESPP	☐ Immediately terminate my participation and refund ESPP account balance
OR
☐ Purchase shares on the next Purchase Date and then terminate my participation

NOTE:

By making this election, you will not participate in future Offering Periods unless you are eligible to participate in the ESPP and re-enroll by delivering a new Enrollment Form and Subscription Agreement.  If your employment terminates for any reason or you become ineligible to participate in the ESPP, you will immediately cease to participate in the ESPP, and your ESPP account balance will automatically be refunded to you.

SECTION 7

I hereby authorize the specific action indicated above.  I understand that my election is subject to the terms and conditions of the ESPP.  I further understand that my election will remain in effect for the current and subsequent Offering Periods unless and until I submit a new Enrollment/Change Notice/Withdrawal Form.

AUTHORIZATION

Date	Signature of Employee

ZORAN CORPORATION

1995 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

I hereby elect to participate in the Zoran Corporation 1995 Employee Stock Purchase Plan (“ESPP”) commencing with the Offering Period specified by my attached Enrollment/Change Notice/Withdrawal Form, and I hereby subscribe to purchase shares of common stock of Zoran Corporation (the “Company”) in accordance with the provisions of this Subscription Agreement and the ESPP.

I hereby authorize payroll deductions from each of my paychecks following the commencement of my participation in the ESPP at the rate specified in my attached Enrollment/Change Notice/Withdrawal Form.  I understand that these payroll deductions will be accumulated for the purchase of shares of common stock of the Company at the applicable purchase price determined in accordance with the ESPP and subject to certain restrictions described in the ESPP.  I further understand that, except as otherwise set forth in the ESPP, I will automatically purchase shares on the last day of each Purchase Period unless I withdraw from the ESPP by giving written notice to the Company or unless my employment terminates or I become ineligible to participate in the ESPP.

I further understand that I will automatically participate in each subsequent Offering Period that commences immediately after the last day of an Offering Period in which I am participating until I withdraw from the ESPP by giving written notice on a new Enrollment/Change Notice/Withdrawal Form or my eligibility or employment terminates.

Each Offering Period is divided into a series of consecutive Purchase Periods.  Unless otherwise determined by the Board of Directors, Purchase Periods will each generally be approximately six months in duration and will run from the first business day of May to the last business day of October each year and from the first business day of November to the last business day of April in the following year.  My participation will automatically continue in effect from one Purchase Period to the next in accordance with my payroll deduction authorization, unless I change the rate of my payroll deductions, withdraw from the ESPP, cease to be an employee or become ineligible to participate in the ESPP.  I understand that I may reduce the rate of my payroll deductions on one occasion per Purchase Period, and that I may not increase my payroll deduction rate during an Offering Period that I am enrolled in.

I understand that I may withdraw from the ESPP at any time prior to the last business day of a Purchase Period and elect either to have the Company refund as soon as practicable all my accumulated payroll deductions not previously applied to the purchase of shares or to have such payroll deductions applied to the purchase of shares at the end of such Purchase Period and immediately thereafter to terminate my participation in the ESPP.  I further understand that if I withdraw from the ESPP, I may not again participate in the same Offering Period.  I may participate in any subsequent Offering Period if am eligible to participate and submit a new Enrollment/Change Notice/Withdrawal Form making a timely election to participate in the ESPP.

The Company will issue the shares I purchase under the ESPP after the end of each Purchase Period.  Generally, the shares will be deposited directly in my Company-designated brokerage account.  I hereby authorize withholding from my compensation in order to satisfy the foreign, federal, state and local tax withholding obligations, if any, which may arise upon my purchase of shares under the ESPP and/or upon my disposition of shares I acquired under the ESPP.  If I am a U.S. taxpayer, I agree that I will promptly notify the Company in the event I transfer the shares from my Company-designated brokerage account and/or if I subsequently transfer or sell such shares during the period that is two (2) years after the first day of the applicable Offering Period from which I acquired such shares or one (1) year from the date I purchased such shares.  The Company needs to know whether you transfer or sell your shares during this time period for U.S. tax purposes.

I acknowledge that the Company has the right, exercisable in its sole discretion, to amend, suspend or terminate the ESPP at any time without my consent to comply with any applicable law, regulation or rule.  Further, I acknowledge that the Company may amend or terminate my purchase rights without my consent to avoid unfavorable financial accounting consequences to the Company, as described in the ESPP.

I am familiar with the provisions of the ESPP and hereby agree to participate in the ESPP subject to all of the provisions thereof.  I understand that the effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the ESPP.

Date:	Signature:

Name Printed: